Exhibit 99.1

Starbucks CEO Orin C. Smith Appointed to Nike's Board of Directors; Philip Knight Recognizes the Contributions of Three Retiring Directors

Beaverton, OR (September 21, 2004) --Following its annual meeting of shareholders on September 20, Nike, Inc. (NYSE: NKE) appointed Starbucks president and CEO Orin C. Smith to its board of directors. Nike's board of directors now numbers 10.

Mr. Smith, 62, has served as president and CEO of Starbucks since 2000. He joined Starbucks as vice president and chief financial officer in 1990 and became president and chief operating officer in 1994. During his tenure at Starbucks, the company has grown from $285 million in revenue to $4.1 billion in fiscal year 2003.

"Orin is a perfect match for Nike," said Philip H. Knight, chairman and CEO of Nike, Inc. "Orin manages one of the most successful and admired companies and brands in the world. That, combined with his strong financial management expertise, makes him an outstanding addition to our board."

Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche. He was later the executive vice president and chief financial officer of two transportation companies. In between these assignments, he was chief policy and finance officer in the administration of two Washington State Governors. He received his Bachelor's of Arts degree in business administration from the University of Washington and MBA from Harvard Business School.

Mr. Smith will serve on Nike's Audit Committee along with Alan B. Graf, Jr., chairman of the committee and executive vice president and chief financial officer of FedEx Corporation, and Delbert J. Hayes, a Nike director since 1975.

At its annual meeting of shareholders Mr. Knight also recognized the contributions of three retiring directors - John E. Jaqua, 83; Richard
K. Donahue, 77; and Charles W. Robinson, 83.

"John, Dick and Chuck were instrumental in building this company into what it is today," Mr. Knight said. "I have worked closely these distinguished executives since the early days of Nike and their leadership has helped Nike become a $12-billion global company. I am deeply grateful for their years of dedicated service. I just hate to see them retire at such a young age."

Mr. Jaqua joined the Nike board in 1968 and served as corporate secretary from 1969 to 2002. He has been a principal in the law firm of Jaqua & Wheatley, P.C. since 1962 and has served as president of the Oregon State Bar Association and as a State Delegate to the House of Delegates of the American Bar Association. Mr. Jaqua served on the Compensation Committee.

Mr. Donahue has been a board member since 1977 and was vice chairman of the board. He served as president and chief operating officer of the company from 1990 until 1994. He has been a partner in the law firm of Donahue & Donahue since 1951. From 1961 to 1963 he was an assistant to President John F. Kennedy. Mr. Donahue served on the Nominating and Corporate Governance Committee and the Corporate Responsibility Committee.

Mr. Robinson, a director since 1978, is Chairman and President of Robinson & Associates, Inc., a venture capital firm. He served as Under-Secretary of State for Economic Affairs from 1974 to 1976. Mr. Robinson is also a director of Allen Telecom, Inc., and a trustee of The
Brookings Institution. He served on the Audit Committee and was Chairman of the Finance Committee.


About Nike
NIKE, Inc. based in Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Bauer NIKE Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.